Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Forms S-3 (File No. 333-208189, 333-201429 and 333-212111) and Forms S-8 (File No. 333-195255 and 333-164398) of our report dated October 20, 2016, relating to our audit of the consolidated financial statements of Cellectar Biosciences, Inc and Subsidiary as of and for the years ended December 31, 2015 and 2014, which includes an explanatory paragraph relating to the Company’s ability to continue as a going concern and appears in this Annual Report on Form 10-K/A for the years ended December 31, 2015 and December 31, 2014.

/s/ BAKER TILLY VIRCHOW KRAUSE, LLP

Madison, Wisconsin

October 20, 2016